Exhibit 99.1

Medican Enterprises to Purchase 7200 sq ft Retail and Commercial Property in Phoenix

Property appraised at approximately $2.4 million is currently leased to licensed Medical Marijuana Dispensary

LAS VEGAS—January, 20, 2105--(BUSINESS WIRE)--Medican Enterprises Inc. (OTCQB:MDCN), a company seeking promising pharmaceutical and other business opportunities in the emerging medical and recreational marijuana sector, announced that it has entered into a purchase agreement to acquire a 7,200 square foot retail and commercial property in Phoenix, Arizona.

The property is currently leased through August 2018 to an Arizona state licensed medical marijuana dispensary. Per the purchase agreement, the lease agreement will be assigned to Medican. The rental amount of the current lease is in excess of $200,000 annually, triple net. The lease provides for two five-year tenant renewal options. The lease rate increases at 3 percent per year or CPI, whichever is greater.

Total purchase price for the property is $2,250,000, which Medican expects to pay through a combination of mortgage debt and an $850,000 convertible promissory note secured by the property. The property’s value has been appraised at $2,385,000 and was substantiated by an independent appraiser, Kalinowski & Associates.

The closing for the purchase of this property is expected to occur on or before January 31, 2015 and if the closing occurs as anticipated, it would mark Medican’s entry into the dispensary leasing business, which is one of the marijuana sector related business opportunities that Medican is exploring.

“We are pleased with the valuation at which we plan to consummate this cornerstone transaction for our leasing business, and we have identified several more strategic real estate assets in the United States where the production and sale of marijuana is legal and licensed,” stated Ken Williams, CEO of Medican Enterprises. “Medican is committed to maximizing shareholder value by effectively assessing and managing new and existing leasing and other potential marijuana-related business opportunities. In addition, we continue our due diligence and evaluation process of several opportunities in Canada – a market estimated to grow to more than CAN$1.3 billion over the next 10 years.”

About Medican Enterprises, Inc.

Medican Enterprises is a company seeking promising pharmaceutical and other business opportunities in the emerging medical and recreational marijuana sector. Through its subsidiaries, Medican is seeking to invest in businesses associated with the growing, marketing, research and development, training, distribution and retail sale of medical and recreational marijuana, both in the United States and Canada. For more information visit: www.medicaninc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release and statements of representatives of Medican Enterprises, Inc. (the “Company”) related thereto includes forward-looking statements within the meaning of the U.S. federal securities laws. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control), which could cause actual results to differ from the forward looking statements. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "will," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "potential" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management but are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Actual results (including, without limitation, the results of the Company’s efforts to acquire and integrate the dispensary property as described herein) may differ from those set forth in the forward-looking statements. Except as required by applicable law, the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:
Medican Enterprises Inc.
Ken Williams, 1-800-416-8802
CEO
investors@medicaninc.com